EXHIBIT 4.1

DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO

SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

General

The following description summarizes the most important terms of our securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended. This summary does not purport to be complete and is qualified in its entirety by the provisions of our Memorandum and Articles of Association (as defined below). For a complete description of our securities, you should refer to our Memorandum and Articles of Associations and applicable provisions of British Virgin Islands laws.

We are incorporated as a British Virgin Islands company, and our affairs are governed by our amended and restated Memorandum and Articles of Association (“Memorandum and Articles of Association”) and the laws of the British Virgin Islands. As used in this section, “we,” “us,” “our,” and “the Company” mean Greenland Technologies Holding Corporation and its successors, but not any of its subsidiaries.

Our authorized share capital consists of an unlimited number of ordinary shares, no par value per share. In addition, we may by resolution of the board of the directors of the company (the “Board”), without shareholder consent, amend our Memorandum and Articles of Association to create new classes of preferred shares and fix the rights preferences and restrictions of such shares, as the directors of the Board in their sole discretion deem fit, which shares may be issued as one or more series.

As of April 3, 2020, we had 10,021,142 ordinary shares outstanding, held of record by 11 holders.

Ordinary Shares

The holders of ordinary shares are entitled to one vote for each share held of record on all matters to be voted on by shareholders.

Holders of ordinary shares do not have any conversion, preemptive or other subscription rights and there will be no sinking fund provisions applicable to the ordinary shares, except that we will provide our public shareholders with the redemption rights set forth in our Memorandum and Articles of Association.

The rights, preferences and privileges of the holders of ordinary shares are subject to those of the holders of any shares of preferred stock we may issue in the future.

Key Provisions of Our Memorandum And Articles of Association And British Virgin Islands Laws Affecting Our Ordinary Shares

The following are summaries of material terms and provisions of our Memorandum and Articles of Association and the British Virgin Islands Business Companies Act, 2004, as amended, or the BVI Act, insofar as they relate to the material terms of our ordinary shares. This summary is not intended to be complete, and you should read the forms of our Memorandum and Articles of Association.

Voting Rights

Under the BVI Act, the ordinary shares are deemed to be issued when the name of the shareholder is entered in our register of members. Our register of members is maintained by our transfer agent, Continental Stock Transfer & Trust Company, which will enter the name of our shareholders in our register of members. If (a) information that is required to be entered in the register of shareholders is omitted from the register or is inaccurately entered in the register, or (b) there is unreasonable delay in entering information in the register, a shareholder of ours, or any person who is aggrieved by the omission, inaccuracy or delay, may apply to the British Virgin Islands courts for an order that the register be rectified, and the court may either refuse the application or order the rectification of the register, and may direct us to pay all costs of the application and any damages the applicant may have sustained.

Subject to any rights or restrictions attached to any shares, at any general meeting on a show of hands every ordinary shareholder who is present in person (or, in the case of a shareholder being a corporation, by its duly authorized representative) or by proxy will have one vote for each share held on all matters to be voted on by shareholders. Voting at any meeting of the ordinary shareholders is by show of hands unless a poll is demanded. A poll may be demanded by shareholders present in person or by proxy if the shareholder disputes the outcome of the vote on a proposed resolution and the chairman shall cause a poll to be taken.

There is nothing under the laws of the British Virgin Islands, which specifically prohibits or restricts the creation of cumulative voting rights for the election of our directors, but cumulative voting for the election of directors is permitted only if expressly provided for in the memorandum or articles of association. We have not made provisions in our Memorandum and Articles of Association for cumulative voting for such elections.

Under British Virgin Islands laws, the voting rights of shareholders are regulated by our Memorandum and Articles of Association and, in certain circumstances, the BVI Act. Our Memorandum and Articles of Association govern matters such as quorum for the transaction of business, rights of shares, and majority votes required to approve any action or resolution at a meeting of the shareholders or board of directors. Unless our Memorandum and Articles of Association otherwise provide, the requisite majority is usually a simple majority of votes cast.

Preemption Rights

British Virgin Islands laws do not make a distinction between public and private companies and some of the protections and safeguards (such as statutory preemption rights, save to the extent that they are expressly provided for in our Memorandum and Articles of Association) that investors may expect to find in relation to a public company are not provided for under British Virgin Islands laws. There are no preemption rights applicable to the issuance of new shares under either British Virgin Islands laws or our Memorandum and Articles of Association.

Liquidation Rights

As permitted by British Virgin Islands laws and our Memorandum and Articles of Association, we may be voluntarily liquidated under Part XII of the BVI Act by resolution of directors and resolution of shareholders if our assets are greater than our liabilities and we are able to pay our debts as they fall due.

Modification of Rights

As permitted by British Virgin Islands laws and our Memorandum and Articles of Association, the rights attached to the ordinary shares as specified in our Memorandum and Articles of Association may only be varied by a resolution passed at a meeting by the holders of more than 50% of the ordinary shares present at a duly convened and constituted meeting of the shareholders of the Company holding ordinary shares which were present at the meeting and voted unless otherwise provided by the terms of issue of such class.

Transfer of Shares

Subject to any applicable restrictions set forth in our Memorandum and Articles of Association, any of our shareholders may transfer all or any of his or her shares by a written instrument of transfer in the usual or common form or in any other form which our directors may approve.

Share Repurchase

As permitted by the BVI Act and our Memorandum and Articles of Association, shares may be repurchased, redeemed or otherwise acquired by us.

Dividends

Subject to the BVI Act and our Memorandum and Articles of Association, directors may declare dividends at a time and amount they think fit if they are satisfied, on reasonable grounds, that, immediately after distribution of the dividend, the value of our assets will exceed our liabilities and we will be able to pay our debts as they fall due. No dividend shall carry interest against us.

Staggered Board of Directors

Our Memorandum and Articles of Association provide for a staggered Board consisting of two classes of directors. Our directors are appointed by our shareholders and are subject to rotational retirement every two years. The initial terms of office of the Class I and Class II directors have been staggered over a period of two years to ensure that all directors of the company do not face reelection in the same year. However, the directors may by resolution appoint a replacement director to fill a casual vacancy arising on the resignation, disqualification or death of a director. The replacement director will then hold office until the next annual general meeting at which the director he replaces would have been subject to retirement by rotation. There is nothing under the laws of the British Virgin Islands, which specifically prohibits or restricts the creation of cumulative voting rights for the election of our directors. Our Memorandum and Articles of Association do not provide for cumulative voting for such elections.

Issuance of Additional Ordinary Shares

Our Memorandum and Articles of Association authorize our Board to issue additional ordinary shares from time to time as our Board shall determine, to the extent of available authorized but unissued shares.

Changes in Authorized Shares

We are authorized to issue an unlimited number of shares, which will have rights, privileges, restrictions and conditions attaching to them as the shares in issue. We may by resolution of directors or shareholders:

●	consolidate and divide all or any of our unissued authorized shares into shares of larger or smaller amount than our existing shares;

●	cancel any ordinary shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person; or

●	create new classes of shares with preferences to be determined by resolution of the Board to amend our Memorandum and Articles of Association to create new classes of shares with such preferences at the time of authorization, although any such new classes of shares, with the exception of the preferred shares, may only be created with prior shareholder approval.

Poison-Pill Defense

Under the BVI Act, there are no provisions which specifically prevent the issuance of preferred shares or any such other “poison pill” measures. Our Memorandum and Articles of Association also do not contain any express prohibitions on the issuance of any preferred shares. Therefore, the directors, without the approval of the holders of ordinary shares, may issue preferred shares that have characteristics that me be deemed anti-takeover. Additionally, such a designation of shares may be used in connection with plans that are poison pill plans. However, as noted above under the BVI Act, a director in the exercise of his powers and performance of his duties is required to act honestly and in good faith in what the director believes to be the best interests of the company.

Mergers and Similar Arrangements

Under the BVI Act, two or more companies may merge or consolidate in accordance with the statutory provisions. A merger means the merging of two or more constituent companies into one of the constituent companies, and a consolidation means the uniting of two or more constituent companies into a new company. In order to merger or consolidate, the directors of each constituent company must approve a written plan of merger or consolidation which must be authorized by a resolution of shareholders.

Our Transfer Agent

The transfer agent for our ordinary shares, rights agent for our rights and warrant agent for our warrants is Continental Stock Transfer & Trust Company.

Listing

Our ordinary shares are listed on the Nasdaq Capital Market under the symbol “GTEC”.

3